Exhibit 99.1

CION Investment Corporation Announces Extension of Existing $60 Million Share Repurchase Program

NEW YORK, NY, September 7, 2023 - CION Investment Corporation (NYSE: CION) (“CION”) today announced a one-year extension to its existing $60 million share repurchase program through August 29, 2024, under which CION will continue to support the trading of its common shares and seek to drive long-term shareholder value.

The share repurchase program authorizes CION to repurchase up to $60 million of its common shares, of which approximately $37.0 million remains available. CION had repurchased a total of approximately 2,325,622 of its common shares for an aggregate purchase price of approximately $22.0 million from the commencement of the share repurchase program on August 17, 2022 through June 30, 2023.

Repurchases under CION's share repurchase program may be made either in the open market or through private transactions, including under CION’s Rule 10b5-1 trading plan, subject to market conditions and applicable legal requirements. CION has no obligation to repurchase shares, and the share repurchase program may be suspended or discontinued by CION at any time.

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.8 billion in assets as of June 30, 2023. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Current Report on Form 8-K, which CION filed with the SEC on September 7, 2023, as well as CION’s other reports filed with the SEC. A copy of CION’s Current Report on Form 8-K and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

1-800-343-3736

Analysts and Institutional Investors

James Carbonara

Hayden IR

(646)-755-7412

James@haydenir.com